EXHIBIT 99.2
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S     R E L E A S E
Date:            May 5, 2008
Contact:       Wade F. B. Thompson or Peter B. Orthwein
THOR APPOINTS NEW CHIEF FINANCIAL OFFICER
Thor Industries, Inc. (NYSE:THO) announced today that it has hired Christian G. Farman as its Senior Vice President and Chief Financial Officer. Mr. Farman has broad, successful experience as a chief financial officer of public and private companies. He is a CPA and holds a BBA in accounting from the University of Massachusetts at Amherst.
After spending 10 years at PricewaterhouseCoopers LLP, where he was a senior audit manager, Mr. Farman joined Vivendi North America, a $5 billion revenue water treatment and environmental services company, where he rose to become its Executive Vice President and Chief Financial Officer. He has also served as Chief Financial Officer of Insituform Technologies, Inc., a NASDAQ listed infrastructure company and of Deutsch, a leading manufacturer of electrical connectors.
Walter L. Bennett, Thor’s current Executive Vice President and Chief Financial Officer, becomes Executive Vice President and Chief Administrative Officer.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, interest rate increases, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of the recent auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2007 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2008.  The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any change in expectation of the Company after the date hereof or any change in events, conditions or circumstances on which any statement is based except as required by law.